EXHIBIT 99.1

News Release

General Inquiries: 877.847.0008

www.constellationenergypartners.com

Investor Contact:	Charles C. Ward 877.847.0009

Constellation Energy Partners Amends Credit Facility

HOUSTON—(BUSINESS WIRE)—Feb. 12, 2013—Constellation Energy Partners LLC (NYSE MKT: CEP) today announced that it has executed an amendment to its reserve-based credit facility.

Pursuant to the amendment, the lenders to the reserve-based credit facility will consent to the sale of the Robinson’s Bend Field assets and subsequent release of collateral associated with those assets. Upon closing of the sale, the company’s borrowing base will be reduced to $37.5 million and the maturity date of the facility will be extended to March 31, 2014.

“The amendment to our reserve-based credit facility is an interim step towards the restructuring of our reserve-based credit facility that was needed to facilitate the closing of our sale of the Robinson’s Bend Field assets,” said Stephen R. Brunner, President and Chief Executive Officer of Constellation Energy Partners. “We are currently working with prospective lenders on a new reserve-based credit facility that better reflects market terms and conditions, the value of our asset base after the Robinson’s Bend sale, and our strategic focus. Based on our progress to date, we anticipate that we’ll be in a position to close on the new facility towards the early part of the second quarter.”

Additional details concerning the amendment to the reserve-based credit facility and the sale of the Robinson’s Bend Field assets can be found in the company’s filings with the Securities and Exchange Commission and on the company’s Web site (http://www.constellationenergypartners.com).

About the Company

Constellation Energy Partners LLC is a limited liability company focused on the acquisition, development and production of oil and natural gas properties, as well as related midstream assets.

Forward-Looking Statements

We make statements in this news release that are considered forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934. These forward-looking statements are largely based on our expectations, which reflect estimates and assumptions made by our management. These estimates and assumptions reflect our best judgment based on currently known market conditions and other factors. Although we believe such estimates and assumptions to be reasonable, they are inherently uncertain and involve a number of risks and uncertainties that are beyond our control. In addition, management’s assumptions about future events may prove to be inaccurate. Management cautions all readers that the forward-looking statements contained in this news release are not guarantees of future performance, and we cannot assure you that such statements will be realized or the forward-looking events and circumstances will occur. Actual results may differ materially from those anticipated or implied in the forward-looking statements due to factors listed in the “Risk Factors” section in our SEC filings and elsewhere in those filings. All forward-looking statements speak only as of the date of this news release. We do not intend to publicly update or revise any forward-looking statements as a result of new information, future events or otherwise. These cautionary statements qualify all forward-looking statements attributable to us or persons acting on our behalf.